                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 14a-11 or Section 240.14a-12

                                  P-COM, INC.
--------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Charter)


Payment of Filing Fee (Check the appropriate box)

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies.

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies.

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

     (6) Amount previously paid:

     -------------------------------------------------------------------------


     (7) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (8) Filing Party:

     -------------------------------------------------------------------------


     (9) Date filed:

     -------------------------------------------------------------------------

Notes:

                                  P-COM, INC.

                                PROXY STATEMENT

                  WRITTEN CONSENT SOLICITATION OF STOCKHOLDERS
                                 July 27, 2001

   These proxy statement materials and the enclosed Consent are being mailed in connection with the solicitation of written consents by the Board of Directors of P-COM, Inc., a Delaware corporation (the "Company"). These materials were first sent to stockholders of record beginning on approximately July 31, 2001.

   The mailing address of the principal executive office of the Company is 3175 South Winchester Boulevard, Campbell, California 95008.

   Consents are to be submitted by no later than August 30, 2001 to the Company at such address.

 Voting Rights and Solicitation

   Any stockholder executing a Consent has the power to revoke it at any time before August 30, 2001 (or, if earlier, the date on which at least the minimum number of shares have consented in order to approve the proposal) by delivering written notice of such revocation to the Secretary of the Company. The cost of soliciting Consents will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. In addition, we have engaged Georgeson Shareholder to assist us in soliciting Consents, at a fee of $8,000. Solicitation will be made primarily through the use of the mail but also personally or by telephone. Regular employees of the Company may also, without additional remuneration, solicit Consents personally or by telephone.

   The record date for determining those stockholders who are entitled to give Consents has been fixed as July 25, 2001. At the close of business on the record date, the Company had 80,740,146 issued and outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote on this matter.

   On this matter, which requires the affirmative vote of a majority of the outstanding shares, abstentions (including failures to return Consents) and broker nonvotes have the same effect as a negative vote.

                                   PROPOSAL 1

 AMENDMENT OF THE CERTIFICATE OF INCORPORATION EFFECTING A ONE-FOR-FIVE REVERSE
                      SPLIT OF THE COMPANY'S COMMON STOCK

General

   The Company and its Board of Directors currently believe it would be in the best interests of the Company and its stockholders to adopt an amendment of the Company's Certificate of Incorporation authorizing a reverse stock split in which each five issued and outstanding shares of the Company's Common Stock will be converted into one share. The amendment to the Certificate of Incorporation authorizing the reverse split will become effective upon its filing with the Delaware Secretary of State, which the Company currently plans to make as soon as reasonably practicable after receiving Consents from the stockholders representing a majority of the outstanding shares of the Company. In conjunction with the reverse split, the Company's total authorized number of shares of Common Stock would correspondingly be reduced fivefold, from 145,000,000 to 29,000,000. The full text of the proposed amendment to the Certificate of Incorporation is attached to this Proxy Statement as Appendix A.

   Although the Company presently intends to effect the reverse split as proposed, under Section 242(c) of the Delaware General Corporation Law, the Board of Directors has reserved the right, notwithstanding the stockholders' approval of the amendment to the Certificate of Incorporation, to abandon the reverse split at any time before the amendment to the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. The Board of Directors may consider a variety of factors in determining whether or not to proceed with the amendment to the Certificate of Incorporation, including overall trends in the stock market, recent changes and anticipated trends in the per share market price of the Company's Common Stock, business developments, and the Company's actual and projected financial performance. If the closing bid price of the Company's Common Stock on the Nasdaq National Market reaches a minimum of $1.00 per share on or before September 4, 2001 and remains at or above that level for a minimum of 10 consecutive trading days (or longer, if required by the Nasdaq Listing Qualifications Panel), as discussed more fully below, the Board of Directors may decide to abandon the filing of the amendment to the Certificate of Incorporation.

   The Board of Directors approved the proposed amendment to the Company's Certificate of Incorporation on July 11, 2001, subject to stockholder approval, and recommends that the stockholders sign and return Consents FOR approval of the amendment of the Company's Certificate of Incorporation effecting a one-for-five reverse split of the Company's Common Stock and correspondingly reducing the total authorized number of shares of Common Stock.

 Purpose and Background of the Reverse Split

   The Company's primary objective in proposing the reverse split is to attempt to raise the per share trading price of its Common Stock in an effort to continue its listing on the Nasdaq National Market. To maintain listing, the Nasdaq National Market requires, among other things, that the Company's Common Stock maintain a minimum bid price of $1.00 per share. The closing bid price of the Company's Common Stock has been below $1.00 per share since May 7, 2001. On July 10, 2001, the closing bid price was $0.61 and the closing sale price was $0.63.

   On June 20, 2001, Nasdaq notified the Company that, because the closing bid price of its Common Stock on the Nasdaq National Market had been below $1.00 for over 30 consecutive trading days, the Company's Common Stock would be subject to delisting. Nasdaq has given the Company until September 18, 2001 to raise the closing bid price of its Common Stock above the $1.00 threshold for 10 consecutive trading days (or longer if required by the Nasdaq Listing Qualifications Panel) while demonstrating compliance with all other requirements for continued listing on the Nasdaq National Market. If the Company cannot meet these requirements, it will receive, upon expiration of the 90 day period ending September 18, 2001, a "delisting letter" from the Nasdaq Listing Qualifications Panel containing a delisting date for the Company's Common Stock. Prior to this delisting date, the Company may request a hearing in front of the Nasdaq Listing Qualifications Panel to give the Company an opportunity to appeal Nasdaq's decision to delist its Common Stock, but the Company cannot be assured of a successful outcome to such a hearing.

   The Company expects that the reverse split will increase the bid price per share of its Common Stock above the $1.00 per share minimum price, thereby satisfying the listing requirement. However, there can be no assurance that the reverse split will have that effect, initially or in the future, or that it will enable the Company to maintain the listing of its Common Stock on the Nasdaq National Market.

   In addition to the desire to remain listed on the Nasdaq National Market, the Board of Directors believes that the low per share market price of the Company's Common Stock impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or the Company's reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may be adversely affecting, and may continue to adversely affect, not only the pricing of the Company's Common Stock but also its trading liquidity. In addition, these perceptions may affect the Company's commercial business and its ability to raise additional capital through the sale of stock or the cost of debt it may incur.

   The Company hopes that the decrease in the number of shares of its outstanding Common Stock resulting from the reverse split, and the anticipated increase in the price per share, will encourage greater interest in its Common Stock among members of the financial community and the investing public and possibly create a more liquid market for the Company's stockholders with respect to those shares presently held by them. However, the possibility exists that stockholder liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse split is effected, particularly if the price per share of the Company's Common Stock begins a declining trend after the reverse split is effected.

   There can be no assurance that the reverse split will achieve any of the desired results. There also can be no assurance that the price per share of the Company's Common Stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.

   The Company is not aware of any present efforts by anyone to accumulate its Common Stock, and the proposed reverse split is not intended to be an anti-takeover device.

 Effect on Market for Common Stock

   On July 10, 2001, the closing bid price for the Company's Common Stock on the Nasdaq National Market was $0.61 per share and the closing sale price was $0.63 per share. By decreasing the number of outstanding shares of Common Stock without altering the aggregate economic interest represented by the shares, the Company believes the market price will be increased. The higher the market price rises above $1.00 per share, the less risk there will be that the Company will fail to meet the requirements for maintaining the listing of its Common Stock on the Nasdaq National Market. However, there can be no assurance that the market price of the Common Stock will rise to or maintain any particular level or that the Company will at all times be able to meet the requirements for maintaining the listing of its Common Stock on the Nasdaq National Market.

 Effects of Reverse Split on Common Stock; No Fractional Shares

   If stockholders approve the amendment to the Company's Certificate of Incorporation, the principal effect of the reverse split will be to decrease the number of outstanding shares of the Company's Common Stock from approximately 80.7 million shares to approximately 16.2 million shares, based on the number of shares outstanding on the record date for this solicitation of Consents. The total number of shares of Common Stock each stockholder holds will be reclassified automatically into the number of shares equal to the number of shares each stockholder held immediately before the reverse split divided by five. If the total number of shares a stockholder holds is not evenly divisible by five, that stockholder will not receive a fractional share but instead will receive cash in an amount equal to the fraction of a share that stockholder otherwise would have been entitled to receive multiplied by the sale price of the Common Stock as last reported on the Nasdaq National Market before the reverse split takes effect.

   In addition, the proposed amendment to the Company's Certificate of Incorporation would effect a fivefold decrease in the Company's total authorized number of shares of Common Stock, from 145,000,000 to 29,000,000. This would result in the ratio between the Company's outstanding Common Stock and total authorized Common Stock remaining unchanged by the amendment. The total authorized number of shares of Preferred Stock (2,000,000) is not being changed.

   The proposed amendment to the Company's Certificate of Incorporation will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

 Effect on Outstanding Notes, Options and Warrants

   As of the record date for this solicitation of Consents, the Company had outstanding 4 1/4% Convertible Subordinated Notes due 2002 with an aggregate principal amount of $29,299,000, convertible into an aggregate of 1,187,755 shares of Common Stock at $24.73 per share. Also, as of such date, the Company had outstanding stock options to purchase an aggregate of 7,772,718 shares of Common Stock with exercise prices ranging from $0.10 to $21.09 per share and warrants to purchase an aggregate of 3,265,304 shares of Common Stock with exercise prices ranging from $3.00 to $8.50 per share. Under the terms of the Notes, options and warrants, when the reverse split becomes effective, the number of shares covered by each of them will be reduced to one-fifth the number currently covered and the conversion or exercise price per share will be increased by five times the current conversion or exercise price.

 Effect on Legal Ability to Pay Dividends

   The Company's Board of Directors has not in the past declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and the Company is not in arrears on any dividends. Therefore, the Company does not believe that the reverse split will have any effect with respect to future distributions, if any, to the Company's stockholders.

 Payment for Fractional Shares; Exchange of Stock Certificates

   The Company will appoint Equiserve Trust Company, 150 Royall Street, Canton, MA 02021, (781) 575-3120, to act as exchange agent for holders of Common Stock in connection with the reverse split. The Company will deposit with the exchange agent, as soon as practicable after the effective date of the reverse split, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse split. The funds required to purchase the fractional share interests are available and will be paid from the Company's current cash reserves. The Company's stockholder list shows that some of the outstanding Common Stock is registered in the names of clearing agencies and broker nominees. Because the Company does not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, the Company cannot predict with certainty the number of fractional shares that will result from the reverse split or the total amount it will be required to pay for fractional share interests. However, the Company does not expect that the amount will be material.

   As of the record date for this solicitation of Consents, the Company had approximately 489 holders of record of the Company's Common Stock (although the Company had significantly more beneficial holders). The Company does not expect the reverse split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. The Company presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the reverse split.

   On or after the effective date of the reverse split, the Company will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing its post-reverse-split shares and, if applicable, cash in lieu of a fractional share only by sending the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as the Company may require. Stockholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder's new stock certificate and payment in lieu of any fractional share promptly after receipt of that stockholder's properly completed letter of transmittal and old stock certificate(s).

   Stockholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

Approvals Required

   The affirmative written consent of the holders of not less than a majority of the outstanding shares is required to approve the proposal.

   The Board of Directors recommends that stockholders sign and return Consents FOR the approval of the amendment of the Company's Certificate of Incorporation effecting a one-for-five reverse split of the Company's Common Stock and a fivefold reduction in the total authorized number of shares of Common Stock.

                            OWNERSHIP OF SECURITIES

   The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of July 10, 2001, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director of the Company, (iii) the five persons serving as executive officers of the Company on December 31, 2000 who were the most highly compensated by the Company in 2000, and (iv) all current directors and executive officers as a group. Each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                   Percentage
                                                        Shares     of Shares
                                                     Beneficially Beneficially
                  Beneficial Owner                    Owned (#)    Owned (1)
                  ----------------                   ------------ ------------
State of Wisconsin Investment Board (2).............  15,400,000     19.07
  P.O. Box 7842
  Madison, WI 53707

Firsthand Capital Management, Inc. (3)..............  11,028,300     13.66
  101 Park Center Plaza, Ste. 1300
  San Jose, CA 95113

John A. Hawkins (4).................................      42,000         *

Brian T. Josling (5)................................      52,000         *

M. Bernard Puckett (6)..............................      93,332         *

Frederick R. Fromm (12).............................      40,000         *

Gen. Harold R. Johnson (Ret.) (13)..................      40,000         *

George P. Roberts (7)...............................   1,536,796      1.90

James J. Sobczak (8)................................     228,567         *

Caroline Baldwin Kahl(9)............................      59,488         *

Ben L. Jarvis (10)..................................      50,311         *

Alan T. Wright (11).................................      72,110         *

All current directors and executive officers as a
 group (12 persons) (14)............................   2,432,779      3.01

--------
  * Less than one percent of the outstanding Common Stock
 (1) Percentage of ownership is based on 80,740,176 shares of Common Stock outstanding on July 10, 2001. Shares of Common Stock subject to stock options that are currently exercisable or will become exercisable within 60 days after July 10, 2001 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

 (2) Pursuant to Section 13G dated February 9, 2001, filed with the Securities and Exchange Commission, the State of Wisconsin Investment Board reported that as of December 31, 2000 it had sole voting power over all 15,400,000 shares and sole dispositive power over all shares.

 (3) Pursuant to Section 13G dated February 14, 2001, filed with the Securities and Exchange Commission, Firsthand Capital Management reported that as of December 31, 2000 it had sole voting power over all 11,028,300 shares and sole dispositive power over all shares.

 (4) Includes 42,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 10, 2001.

 (5) Includes 52,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 10, 2001.

 (6) Includes 73,332 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 10, 2000.

 (7) Includes 1,291,456 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 10, 2001.

 (8) Includes 225,248 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 10, 2001.

 (9) Includes 55,883 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 10, 2001.

(10) Includes 50,311 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 10, 2001.

(11) Includes 66,874 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 10, 2001.

(12) Includes 40,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 10, 2001.

(13) Includes 40,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 10, 2001.

(14) Includes 2,107,884 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 10, 2001.

                        DISSENTERS' RIGHTS OF APPRAISAL

   Delaware law does not provide for appraisal rights with respect to the proposal being acted upon.

             STOCKHOLDER PROPOSALS FOR 2002 ANNUAL PROXY STATEMENT

   Under the present rules of the Securities and Exchange Commission (the "SEC"), the deadline for stockholders to submit proposals to be considered for inclusion in our Proxy Statement for next year's Annual Meeting of Stockholders is January 1, 2002. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.

                                          By Order of the Board of Directors

                                                  /s/ James J. Sobczak
                                          _____________________________________
                                          James J. Sobczak President and Chief
                                          Financial Executive Officer
Dated: July 27, 2001

                                                                     APPENDIX A

                           CERTIFICATE OF AMENDMENT
                   OF RESTATED CERTIFICATE OF INCORPORATION
                                OF P-COM, INC.

                        (Pursuant to Section 242 of the
                       Delaware General Corporation Law)

   P-COM, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, by its duly authorized officers, does hereby certify:

   FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation's Restated Certificate of Incorporation to reclassify, change, and convert each five (5) outstanding shares of the Corporation's Common Stock, par value $0.0001 per share, into one (1) share of Common Stock, par value $0.0001 per share; and (ii) declaring such amendment to be advisable and recommended for approval by the stockholders of the Corporation.

   SECOND: That, thereafter, the stockholders of said Corporation approved the amendment by written consent of the outstanding shares in accordance with
Section 228 of the Delaware General Corporation Law.

   THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

   FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

   FIFTH: That upon the effectiveness of this Certificate of Amendment of the Restated Certificate of Incorporation, the first paragraph of Article IV of the Restated Certificate of Incorporation is hereby amended such that, as amended, said paragraph shall read in its entirety as follows:

     "This Corporation is authorized to issue two (2) classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this Corporation is authorized to issue is Thirty-One Million (31,000,000) shares. Twenty-Nine Million (29,000,000) shares shall be Common Stock, par value $.0001 per share, and Two Million (2,000,000) shares shall be Preferred Stock, par value $.0001 per share. Upon this amendment of this Article IV (the "Effective Time"), each five shares of the Common Stock, par value $0.0001 per share, of the Corporation issued and outstanding or held in treasury shall be reclassified as and changed into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by five shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the sale price of the Common Stock as last reported on the Nasdaq National Market immediately prior to the Effective Time."

   IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed by James J.
Sobczak, its Chief Executive Officer and President, this      day of        ,
2001.

                                        P-COM, INC.

                                        By: ___________________________________
                                           James J. Sobczak
                                           Chief Executive Officer and
                                            President

                                  P-COM, INC.
         WRITTEN CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Please return the consent form promptly Equiserve Trust Company, Proxy Services, P.O. Box 9379, Boston, MA 02203-9954. This consent form must be received by P-COM, Inc. by no later than the deadline stated in the Proxy Statement in order for your vote to count.

            The Board of Directors recommends a vote FOR Proposal 1

1. Proposal to amend the Certificate of Incorporation effecting a one-for-five reverse split of the Company's Common Stock and a reduction in the total authorized number of shares of Common Stock from 145,000,000 to 29,000,000.

     Vote FOR               Vote AGAINST               ABSTAIN

      [_]                       [_]                      [_]


                         (Please sign and date below)



                                       Dated: ___________________________, 2001


                                       ---------------------------------------
                                                      Signature of Stockholder


                                       ---------------------------------------
                                                      Signature of Stockholder


                                       If signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such, and, if
                                       signing for a corporation, give your
                                       title. When shares are in the names of
                                       more than one person, each should sign.